Exhibit (a)(17)


For further information on this release, call

Contact:
Francis M. Corby, Jr.          James C. Benjamin       David A. Brukardt
Executive Vice President       V.P. and Controller     Director, Corporate
Finance and Administration     (414) 486-6870          Communication
(414) 486-6518                                         (414) 486-6474


                 HARNISCHFEGER EXTENDS CASH TENDER OFFER FOR G&L


        MILWAUKEE -- June 2, 1997 -- Harnischfeger Industries, Inc.

        (NYSE:HPH) today announced an extension until midnight EDT,

        Friday, June 6, 1997, of its cash tender offer for all issued and outstanding shares of Giddings & Lewis, Inc. (NASDAQ:GIDL)

        at a price of $19 per share.  The tender offer and withdrawal rights were previously scheduled to expire at midnight on May

        30.


                   Harnischfeger has been advised by the depositary for

         the tender offer that as of midnight on May 30, 1997, ap-

         proximately 3,429,664 shares of G&L stock had been tendered and not withdrawn.

                                      #####


         HARNISCHFEGER INDUSTRIES, INC. [NYSE:HPH] IS A GLOBAL COMPANY WITH BUSINESS SEGMENTS INVOLVED IN THE MANUFACTURE AND DISTRI-BUTION OF EQUIPMENT FOR UNDERGROUND MINING (JOY MINING MACHIN-
         ERY), SURFACE MINING (P&H MINING EQUIPMENT), PULP AND PAPERMAK-ING (BELOIT CORPORATION), AND MATERIAL HANDLING (P&H MATERIAL HANDLING).